Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE SEPTEMBER 28, 2006	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Responds to Erroneous Report

BankUnited Financial Corp. (NASDAQ: BKUNA) responded to a highly erroneous report issued regarding participation in certain August 2005 loan syndications to EH/Transeastern in Broward County, Florida. The total of these syndications to approximately 40 lenders was $675 million. BankUnited Financial Corporation has the following statement:

BankUnited’s total outstanding participation balance in senior secured loans is $14 million to EH/Transeastern. At this time BankUnited anticipates no loss on these loans.

In addition, BankUnited has a $3 million participation in a senior mezzanine loan to this entity. At this time BankUnited anticipates no significant loss on this loan.

About BankUnited

BankUnited Financial Corp. (NASDAQ: BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. With assets of $12.9 billion as of June 30, 2006, BankUnited serves customers in 11 Florida counties through 75 branches. BankUnited provides a full spectrum of consumer and commercial banking services, mortgage and loan products, and investment and financial planning services. The company’s online banking products can be accessed through www.bankunited.com. For additional information, call (877) 779-2265.

Forward-Looking Statements

This press release, and the presentation to which it refers, may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.